COMMUNICATIONS SERVICES TERMS AND CONDITIONS

I.     GENERAL

A.      This Agreement, between you ("Customer") and XO Communications, Inc. ("XO") sets forth the legal rights and obligations governing XO provision of communications services to you. XO shall provide Customer with the communications Services (“Services”) designated on the Service Order Agreement (“Agreement” or “SOA”) preceding these items and conditions. Some Services offered by XO under this Agreement, including but not limited to voice Services, are offered pursuant to applicable tariffs, which are filed with applicable federal and state regulatory agencies (“Tariffed Services”) and incorporated herein. Other services, such as internet services, are offered pursuant to these terms and conditions. For Tariffed Services, in the event of a conflict between this Agreement and a tariff, the tariff shall control. The offering of Services under this Agreement is subject to any and all final regulatory approval and requirements.

B.     Acceptable Use Policy [Applicable to Internet Services] Customer agrees to bound by the XO Acceptable Use Policy (“AUP”) which mat be found at: xo.com/legal statement. The terms and conditions of the AUP, which may be updated from time to time, are hereby incorporated by reference. The Customer agrees to check back to the AUP web site periodically to review any changes to the AUP.

C.     Use of the Services/Service Issues. Use of Services are limited to Customer, Customer’s employees and Customer’s consultants performing work for Customer (collectively, “End Users”). With respect to Internet Services, Customer shall notify XO within five days of any notices that are served on Customer that might adversely affect XO, including but not limited to notices of any claims or proceedings that involve the Services. Customer shall promptly notify XO of any errors, “bugs,” or problems with the Services of which based upon the combination, operation or use of the Services with equipment, data or programming not supplied or certified by XO, or arising from any alteration or modification of the Equipment. For Tariffed Services, XO must be provided notice of any Service interruption as further set forth in the Limitation of Liability Section and as provided in applicable tariffs. Should additional Service(s) be requested by Customer subsequent to execution of this Agreement, Customer and XO agree to execute an additional agreement for such Service(s). Customer agrees that additional Services are offered under and pursuant to the terms, conditions, and limitations as set forth in the applicable tariff(s) and such additional agreement(s).

D.     Network Numbers/Domain Name Policy. If Customer is ordering a XO service which utilizes network numbers, Customer agrees to the Network Number and Domain Name Policies established by XO. In all instances, XO Domain Name and TCP/IP Addresses that are provided pursuant to the SOA remain XO property, and upon termination of Service, use by Customer will terminate. Unless otherwise mutually agreed to in writing by the parties, Customer at all times has responsibility for maintaining its own Domain Name when purchasing XO internet services and for paying all charges associated with the Domain Name, including charges billed to Customer for Domain Name registration by third parties. XO has sole discretion as to the Internet routing of XO-provided IP addresses. For regulated services and to the extent Customer’s request for service[s] involves XO obtaining telephone numbers on Customer’s behalf, XO will undertake good faith effort to procure the numbers requested from the North American Numbering Plan Administrator. Customer represents that it has a legitimate business need for the requested telephone numbers. If any telephone number(s) requested by customer are within a geographic area subject to federal and/or state governmental number conversation measures, Customer acknowledges and agrees that XO may only be able to satisfy a certain percent of the requested allocation of numbers and releases XO from all liability associated with any number resource issues beyond XO’s control. Customer agrees to provide XO and upon request, to any federal/state governmental agency, information regarding customer’s assignment of any intermediate telephone number(s) to a third party. Customer also acknowledges and agrees that XO, pursuant to federal law, can only reserve telephone number(s) on customer’s behalf for a forty-five (45) calendar day period and releases XO from all liability associated with such reservation of the telephone number upon expiration of the 45 day reservation period. Use of the Services may require listing Customer’s participation in relevant directories. Customer grants permission to XO to make such listings as XO reasonably determines are necessary or useful.

E.     XO Right to Make Service Changes. XO retains the right to Change, increase or decrease from time to time, in its sole discretion and without liability to Customer, the methods, processes and/or the suppliers by which XO provides Services to Customer, as well as to change, add to or delete service offerings with appropriate notice to Customers.

II.     PAYMENT

     Customer shall pay XO for Services pursuant to the terms and conditions of the applicable tariff(s) if any, and this Agreement. Prices for Services are exclusive of applicable taxes and surcharges. Customer agrees to pay the applicable set-up, installation and disconnect fees, if any, as invoiced upon XO acceptance of Customer’s Order, or as otherwise agreed by the parties in writing. Installation and disconnect fees are non-refundable unless otherwise agreed to in writing by XO. XO may delay activation of Service to the Customer if the initial invoice is not paid when due. Regular billing for the Service will begin on the Service Commencement Date (as defined below). Thereafter, invoices will be for the specified period of Service (monthly) and are payable 35 days after the date of the invoice, or the date specified on each invoice. Invoices will include, but not be limited to, that period’s Service fees, applicable usage, (including any fees for ordered Option or additional Services, or other fees resulting from Customer’s choice of Add-on Features for XO Host Services), and any applicable taxes. Customer agrees that XO may request information from a reporting agency to enable XO to assess Customer’s credit history, that such a action is not the extension of “credit” to Customer, and that XO may alter these billing arrangements as a result, any additional XO Services requested (including but not limited to an upgrade or relocation of Customer’s circuit) will incur additional fees and charges, and Customer agrees to pay these fees and charges when invoiced. Invoices not paid within 35 days after the date of the invoice, unless otherwise specified on the invoice, will be past due and subject to a 1.5% per month interest fee or the maximum rate permitted by law, whichever is less, on all past-due balances. Customer agrees to reimburse XO for any costs incurred as a result of any collection activity, including but not limited to reasonable attorneys’ fees. 1 Customer agrees that XO may request information from a reporting agency to enable XO to assess Customer’s credit history, that such action is not the extension of “credit” to Customer, and that XO may alter these billing arrangements as a result, upon notice to Customer. In addition, Customer acknowledges that XO may require Customer to submit a bond to XO in certain circumstances.
     Web Hosting.     If the Customer chooses the six(6) or twelve (12) month prepaid XO Host Service, and Customer terminates the service prior to the end of the prepaid period, Customer will NOT be refunded the prorated portion of the prepaid amount for XO Host Service(s).

     Facilities:      In the event XO is required to construct and/or acquire telecommunications facilities in order to provide Service to Customer, Customer acknowledges and agrees that XO therefore incurs significant costs in provisioning service to Customer, including costs associated with constructing and/or acquiring the telecommunications facilities necessary for delivery of XO Services to Customer. In addition to any other rights and remedies XO may have, Customer agrees that if Customer cancels this Agreement after signature but prior to the Service Commencement Date, or if Customer terminates this Agreement prior to expiration of the term, Customer shall reimburse XO for all costs XO incurs in constructing and/or acquiring such telecommunications facilities.

III.     TERM

     Term/Service Commencement Date: This Agreement shall be effective upon complete execution by the parties. XO will notify Customer that the services are installed or connected and are available for use. The date of such notice shall be the service commencement date (“Service Commencement Date”). Billing will begin on the date on which XO notifies the Customer that the requested service or facility is available for use, unless the date is extended by the Customer’s refusal in writing to accept service which does not conform to standards set forth in this Agreement or applicable tariff, in which case the Service Commencement Date is the date of the Customer’s acceptance of service. The parties may mutually agree upon a substitute Service Commencement Date. If Customer notifies XO in writing that it is not prepared to utilize the service or facility after XO has notified the Customer that the requested service or facility is ready for use (for reasons other than those set forth above), XO may begin billing the customer on the Service Commencement date. XO may bill the customer for any costs it has incurred in preparing the service for the original due date, as well as any costs it will incur up until the date that the customer accepts service. XO shall not be liable for any damages whatsoever resulting from delays in meeting requested or specified service dates, or inability to provide service. Customer agrees to cooperate with XO to accomplish service activation by providing access to Customer’s premises and facilitating testing and service delivery requirements. The initial Service term shall be as set forth on the Service Order, except for XO Host shared Services which shall be for a month-to-month term (as specified, the “Initial Term”). In the event neither party terminates this Agreement prior to the end of the term or XO receives a request for disconnection for XO Host Services, XO will notify customer, in writing, at least forty-five (45) days prior to the expiration of the agreement, regarding the pending expiration of this agreement and the potential renewal of the agreement. If the customer does not cancel the agreement before the end of the Initial Term, this Agreement shall continue on a month to month basis at the rates on the SOA and pursuant to the Terms and Conditions set forth herein and in applicable tariffs.

IV. TERMINATION

Default/Termination.      If Customer (a) fails to pay any amount required under this Agreement when due and such failure continues for ten (10) days after written notice to Customer that the same is due and payable, (b) fails to comply with any other material provision of this Agreement and such noncompliance continues for thirty (30) days after written notice to Customer thereof, or (c) Customer cancels or terminates service at any time before completion of the term, then XO may elect to pursue one or more of the following courses of action, as applicable: (i) terminate this Agreement, whereupon all nonrecurring and recurring charges are immediately due and payable as further set forth in applicable tariff(s) for Tariffed Services, (ii) take appropriate action to enforce payment, including suspension or discontinuance of all or any part of the Services, and/or (iii) pursue any other remedies as may be provided at law or in equity. Additionally, any of the following events shall constitute a default and XO may terminate this Agreement due to any of the following events and pursue any of the remedies outlined in this Section: the insolvency, corporate reorganization, arrangement with creditors, receivership or dissolution of the Customer; institution of bankruptcy proceedings by or against the Customer; or assignment or attempted assignment of the Agreement or any interest therein. XO may charge for reconnection of the Service in the event XO has suspended Customer’s Service for default. Customer may not cancel this Agreement if there is a delay in supplier installation related to the Service or Equipment. Notwithstanding the foregoing, any termination of this Agreement by XO shall not be construed as an exclusive remedy and shall not preclude or waive XO’s right to pursue any other available remedies.

Web Hosting.      With respect to XO Host Services, Customer may disconnect XO Host Services upon providing XO 24 hour notice of its request for disconnection. When Customer terminates XO Host Shared Services, Customer will be invoiced $25 disconnection fee, upon XO’s receipt of a request for disconnection. When Customer terminates XO Host Dedicated Services, Customer will pay the remaining monthly recurring charges for the remainder of the term of the contract. When Customer terminates XO Host Dedicated Services, Customer will pay the remaining monthly recurring charges for the remainder of the term of the contract.

__________
1 Unless otherwise prohibited by law.

Other Internet Services: If Customer cancels any or all Internet Services prior to the expiration of the one year term [or longer term as it may be set forth on the Service Order Agreement], due to reasons other than a material breach of this Agreement by XO, the Customer shall immediately pay to XO $800 [or a minimum of $250 for DSL Services] or all charges then due for non-tariffed Services under the contract, whichever is greater.

XO Options – Integrated Accesss (IA). In the event that a default or early termination occurs related to bundled products that include both Tariffed and Internet Products, the default/termination provisions shall apply, but in no event shall Customer pay XO less than $800 for such default or early termination.

        Equipment/Effects of Termination. DSL:. For Customers purchasing XO DSL Services, Customer Premise Equipment (“CPE”) is provided and owned by Customer as part of the DSL Services. If Customer’s Internet Service is provisioned over T-1 facilities, CPE remains the sole property of XO.

        DIA/IA. XO will order the CPE (if applicable) required for the provision of the DIA and provide for its initial installation. XO shall provide and Customer will pay a monthly fee for, maintenance and support for the CPE if Customer has purchased a CPE Maintenance Plan (as selected by Customer on the Order), through XO pursuant to this Agreement. If Customer elects not to have XO order and install the required CPE, maintenance and support for the CPE will be Customer’s sole responsibility. Customer recognizes that to receive DIA, Customer must, at its own expense, provide XO with at least the following equipment and materials, whether equipment is provided for a fee by XO or is supplied by Customer: a) a router compatible with XO service and network; b) Internet Protocol software for the router; c) 1 Racal CSU/DSU with SNMP capability; d) connector and power cables. Depending on the service option selected by Customer, additional equipment may be required. Customer will dedicate a standard phone line for use by XO for the purposes of remote diagnostics.

Customer agrees to allow XO unrestricted access to such CPE for purposes of testing, upgrading and other maintenance activities. Customer shall provide continuous electrical service to such XO CPE as required to fulfill the terms of this Agreement. Customer shall stop using the Services and all XO proprietary and confidential information, including but not limited to XO’s trademarks, logos, trade names, copyrighted materials, and trade secrets which may be in Customer’s possession, at the end of this Agreement.

V.      SOFTWARE LICENSE

        Customer agrees not to reproduce, modify, translate, decompile, reverse engineer disassemble, or otherwise determine or attempt to determine source code from any XO or third-party software, or to permit or authorize a third party to do so. Title to such software, and all related technical know-how and intellectual property rights therein are and shall remain the exclusive property of XO and/or its suppliers. Customer shall not take any action to jeopardize, limit or interfere in any manner with XO and its supplier’s ownership of and rights with respect to any licensed software.

        XO PROVIDES, AND CUSTOMER HEREBY ACCEPTS, ANY XO OR THIRD PARTY SOFTWARE PROVIDED TO OR USED BY CUSTOMER IN CONNECTION WITH THE SERVICES “AS-IS” WITH NO EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS OF ANY KIND, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. NOTHING HEREIN SHALL BE INTERPRETED TO ENHANCE OR CREATE ANY WARRANTY WITH RESPECT TO ANY THIRD PARTY SOFTWARE. XO DISCLAIMS ANY AND ALL LIABILITY ARISING OUT OF THE DELIVERY, INSTALLATION, SUPPORT OR USE OF ANY SOFTWARE. XO ASSUMES NO OBLIGATION TO CORRECT ERRORS IN ANY SOFTWARE. CUSTOMER UNDERSTANDS AND ACCEPTS ALL RESPONSIBILITY FOR ANY SOFTWARE MEETING CUSTOMER’S REQUIREMENTS OR EXPECTATIONS.

DISCLAIMER OF WARRANTIES

        XO MAKES NO REPRESENTATION OR WARRANTY WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE SERVICES, SYSTEM EQUIPMENT OR XO-OWNED OR PROVIDED EQUIPMENT USED BY THE CUSTOMER, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OF THE SERVICE OR EQUIPMENT FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF ANY THIRD PARTY RIGHTS. XO SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY, AND MAKES NO WARRANTY, FOR THE SUBSTANCE, ACCURACY OR QUALITY OF INFORMATION OBTAINED THROUGH ITS NETWORK, AN ACCOUNT, OR THAT THE SERVICE WILL BE ERROR-FREE, WHETHER OR NOT SUCH SERVICE IS USED BY CUSTOMER OR AN END USER. IN ADDITION, XO MAKES NO WARRANTY WITH RESPECT TO ANY SOFTWARE OR HARDWARE PRODUCTS (“PRODUCTS”) USED OR PROVIDED BY XO IN CONNECTION WITH AN ACCOUNT. ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY CLAIMS, WHETHER ACTUAL OR ALLEGED, ARE THE DIRECT RESPONSIBILITY OF THAT PRODUCTS MANUFACTURER. XO ASSUMES NO RESPONSIBILITY FOR ANY ACTIONS OR LIABILITIES ARISING FROM THE POSSESSION OR USE OF THE PRODUCTS.

VI.     LIMITATION OF LIABILITY

A. WITH RESPECT TO CLAIMS OR SUITS BY CUSTOMERS, OR ANY OTHERS, FOR DAMAGES RELATING TO OR ARISING OUT OF ACTS OR OMISSIONS UNDER THIS AGREEMENT, XO’s LIABILITY FOR SERVICE INTERRUPTIONS, IF ANY, SHALL BE LIMITED TO CREDIT ALLOWANCES AS EXPRESSLY PROVIDED IN APPLICABLE TARIFFS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. WITH RESPECT TO INTERNET SERVICES, CUSTOMER RECOGNIZES THAT THE INTERNET CONSISTS OF MULTIPLE PARTICIPATING NETWORKS WHICH ARE SEPARATELY OWNED AND THEREFORE ARE NOT SUBJECT TO THE CONTROL OF XO. MALFUNCTION OF, OR CESSATION OF INTERNET SERVICES BY, ISPs OR OF ANY OF THE NETWORKS WHICH FORM THE INTERNET MAY MAKE RESOURCES CUSTOMER WISHES TO USE TEMPORARILY OR PERMANENTLY UNAVAILABLE. CUSTOMER AGREES THAT XO SHALL NOT BE LIABLE FOR DAMAGES INCURRED OR SUMS PAID WHEN THE SERVICES ARE TEMPORARILY OR PERMANENTLY UNAVAILABLE DUE TO MALFUNCTION OF, OR CESSATION OF INTERNET SERVICES BY, NETWORK(S) OR ISPs NOT SUBJECT TO CONTROL OF XO, OR DUE TO ANY ACCIDENT OR ABUSE BY CUSTOMER. XO IS NOT LIABLE FOR ANY BREACH OF SECURITY ON THE CUSTOMER’S NETWORK.

B. XO SHALL NOT BE LIABLE FOR ANY LOSSES OR DAMAGES RESULTING FROM: (A) THE DELIVERY, INSTALLATION, MAINTENANCE, OPERATION OR USE OF AN ACCOUNT, THE EQUIPMENT, OR SERVICE; (B) ANY ACT OR OMISSION OF CUSTOMER, OR ITS END-USERS OR AGENTS, OR ANY OTHER ENTITY FURNISHING EQUIPMENT, PRODUCTS OR SERVICES TO CUSTOMER; OR (C) ANY PERSONAL OR PROPERTY DAMAGES DUE TO THE LOSS OF STORED, TRANSMITTED OR RECORDED DATA RESULTING FROM THE SERVICE OR THE EQUIPMENT, EVEN IF XO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL XO’s LIABILITY FOR DIRECT DAMAGES BE GREATER THAN THE SUM TOTAL OF PAYMENTS MADE BY CUSTOMER TO XO DURING THE THREE MONTHS IMMEDIATELY PRECEDING THE EVENT FOR WHICH DAMAGES ARE CLAIMED, BUT IN NO EVENT TO EXCEED $10,000.

C. IN NO EVENT SHALL XO BE LIABLE FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR OTHER CONSEQUENTIAL DAMAGES WHETHER OR NOT FORESEEABLE, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR THE LOSS OF DATA, GOODWILL OR PROFITS, SAVINGS OR REVENUE, HARM TO BUSINESS, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY CAUSE WHATSOEVER, OR ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, EVEN IF ADVISED BEFOREHAND OF THE POSSIBILITY OF SUCH LIABILITY.

VII.    INDEMNIFICATION

       Customer agrees to indemnify, defend and hold XO and its officers, directors, employees, agents, affiliates and suppliers harmless from and against any claims, actions, demands, losses, damages and expenses including attorney’s fees, relating to any violation of this Agreement, including but not limited to a breach or failure of any representation or warranty contained in this Agreement by Customer, its End Users, or other users of its account, the placement or transmission of any message, information, software or other materials on the Internet by Customer or End Users of Customer’s account, or Customer’s traffic being processed through the XO switch, port or node. This indemnification shall survive the termination of the Agreement.

VIII.    REGULATORY AND LEGAL COMPLIANCE

       The parties acknowledge that the respective rights and obligations of each Party as set forth in this Agreement are based on existing law and the regulatory environment as it exists on the date of execution of this Agreement. Customer and XO agree that in the event of any effective decision by a legislative body, regulatory or judicial order, rule, regulation, arbitration or dispute resolution or other legal or regulatory action materially affecting the provisions of this Agreement at the federal, state or local level either Party may, by providing written notice to the other Party, require that the affected provisions of this Agreement be renegotiated in good faith. This Agreement shall be amended accordingly to reflect the pricing, terms and conditions of such Amendment. In addition, Customer certifies that all traffic being delivered by Customer to XO for local termination, and all traffic that XO delivers to Customer that has originated in the same local calling area in which Customer’s NXX is assigned and/or in which such traffic is terminated to Customer, is local or is legally entitled to be treated as local traffic under all applicable federal, state and local laws, administrative and regulatory requirements and any other authorities having jurisdiction over the subject matter of this Agreement.

       For inbound PRI, in the event of a decision by a regulatory authority at the federal, state or local, which alters XO’s ability to offer the current contract rate, upon 30 days written notification to Customer, XO may migrate the Customer to the Off-Net Price Plan for the remainder of Customer’s term commitment. If XO chooses to migrate customer to an Off-Net Price Plan for the remainder of Customer’s term commitment, Customer may cancel service without penalty upon 30 days’ written notice to XO after receipt of the XO migration notice.

IX.    MISCELLANEOUS

        This Agreement and applicable tariffs represent the complete agreement and understanding of the parties with respect to the Services, and supersedes all other agreements whether written or oral, including but not limited to, any advertising, brochures, proposals, representations or understandings regarding the subject matter hereof, and shall prevail if any conflict arises between the tariff and Customer’s purchase order terms. Customer shall not issue any press releases or make any statements concerning XO without the prior written approval of XO, and if Customer violates this provision, XO will seek appropriate legal remedies, including but not limited to termination of this Agreement. This Agreement may be modified only by written agreement or as specifically provided herein. Customer may not sell, transfer, or assign this Agreement, except to entities completely controlling or controlled by Customer, without the prior written consent of XO, which consent shall not be unreasonably withheld, provided written notice is provided to XO. Any assignment in derogation of the foregoing sentence is null and void, and does not relieve Customer of its obligations under the Agreement. This Agreement shall be governed by the substantive law of the Commonwealth of Virginia without reference to its principles of conflicts of laws, and Customer consents to the nonexclusive jurisdiction of the federal and state courts of the Commonwealth of Virginia. Except as otherwise provided for in the Agreement, no remedy conferred by any of the specific provisions of the Agreement or available to a party is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under the Agreement, now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by either party shall not constitute a waiver of the right to pursue other available remedies. XO shall not be responsible for any failure to perform due to unforeseen circumstances or due to a cause beyond XO’s control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages, or failures of telecommunication or computer resources, fuel, energy, labor or materials. These terms and conditions only apply to the Services ordered with this Order Form. If Customer has other XO Services, those Services are governed by the terms of those service agreements and XO tariffs, as applicable.

Customer Initials: /s/ Chai Abeckaser	Date: 6-11-01

Customer Name: Chai Abeckaser	Company Name: Cellcom Tech

COLO     Customer       TC    AE                        DATE IN    SIMS    WEB     IPS      PROD
----     ------------   --    ----                      -------  -------  -----   ------  --------
  #      Name                 NAME                       SIMS    ORDER #  TOOLS   ORDER     Type
----     ------------   --    ----                      -------  -------  -----   ------  --------

1        Cellcom Tech   MC    *Bellonio/Nuzzolo         6/12/01  446011   17377   n/a     buildout
2        Cellcom Tech   MC    *Bellonio/Nuzzolo         6/28/01  455322   18851   30778   type 2
3        Cellcom Tech   MC    *Bellonio/Nuzzolo         7/5/01   460975   20871   n/a     Type 1
4        Cellcom Tech   MC    *Bellonio/Nuzzolo         7/5/01   461035   20872   n/a     Type 1
5        Cellcom Tech   MC    *Bellonio/Nuzzolo         7/5/01   461069   20875   36676   Type 1
6        Cellcom Tech   WS    *Bellonio/Nuzzolo         8/14/01  489536   24797   n/a     On Net

TOTAL      SCANNED
-----      ---------    ----------------    --------         -------
REV-MRC                      LOC A            LOC Z          Service
-----      ---------    ----------------    --------         -------

$  860.00  C-Cellcom    POR/12 flr                           1 Cabinet
$  668.00  C-Cellcom    Coney Island ave                     10 pots/ 256 k IA Combines 4510
$1,317.00  C-Cellcom    POR                                  2 PRI's & 100 DID's 7/5. Faxed to Mi
$  800.00  C-Cellcom    POR                                  2 DOD T 1's 7/5. Faxed to Mi
$  124.00  C-Cellcom    POR                 31786 CX         1 SDSL 144k 7/5. Faxed to Mi
$  250.00  C-Cellcom                        Wiz at 111 8t    2 DS1'S